UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 3, 2011
Flaherty & Crumrine/Claymore Total Return Fund Incorporated
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	811-21380 (Commission File Number)	13-4258227 (I.R.S. Employer Identification No.)
301 E. Colorado Blvd.
Suite 720
Pasadena, CA 91101
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 626-795-7300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01. Other Events.
The Fund has announced the following changes to its investment policies. These changes will be effective on April 4, 2011.
Old Policy: At time of purchase, at least 80% of the securities that the Fund will acquire will be rated investment grade by either Moody’s Investors Services, Inc. (“Moody’s”) or Standard & Poor’s Corporation (“S&P”), or, if unrated, judged to be comparable in quality. In addition, the Fund may invest up to 20% of its assets at the time of purchase in securities rated below investment grade by both Moody’s and S&P, if (a) such securities are rated at least “Ba3” by Moody’s or “BB-” by S&P and (b) such securities are issued by an issuer having an outstanding class of senior debt rated investment grade at the time of purchase. Thus, the Fund may not invest in securities rated below “Ba3” by Moody’s and below “BB-” by S&P.
New Policy: At time of purchase, at least 80% of the securities that the Fund will acquire will be rated investment grade by any one of Moody’s, S&P or Fitch Ratings Group (“Fitch”). In addition, the Fund may invest up to 20% of its assets at the time of purchase in securities rated below investment grade by all of Moody’s, S&P and Fitch, provided that (a) such securities are rated at least “Ba3” by Moody’s, “BB-” by S&P, or “BB-” by Fitch or (b) such securities are issued by an issuer having an outstanding class of senior debt rated investment grade by any one of Moody’s, S&P, or Fitch at the time of purchase. Thus, the Fund may invest in securities rated below “Ba3” by Moody’s, “BB-” by S&P and “BB-” by Fitch if the issuer has investment grade senior debt outstanding.
Impact of Changes:
(1)	Fitch is now one of the approved ratings agencies for determining whether a security meets the definition of “investment grade” for purpose of the Fund’s policy of investing at least 80% of its assets in securities rated investment grade at the time of purchase or in securities of equivalent quality;

(2)	The Fund may now purchase securities rated below Ba3/BB-/BB- by each of Moody’s, S&P and Fitch, respectively, as long as the senior debt of the same issuer is rated investment grade by any one of Moody’s, S&P or Fitch at the time of purchase; and

(3)	If the senior debt of an issuer is unrated or it has no outstanding senior debt, the Fund may now purchase its preferred securities if they are rated at least Ba3/BB-/BB- by any one of Moody’s, S&P or Fitch, respectively.
As a result of these changes, a security would be counted as investment grade if it had an investment grade rating by any one of Moody’s, S&P or Fitch, even if the other two rating agencies rated it below investment grade. The effect of this change would be to reduce the Fund’s holdings deemed below investment grade purchases, as of January 31, 2011, from 16.6% to 12.3%. In addition, the Fund would be authorized to purchase below Ba or BB securities of investment grade issuers, subject to an overall 20% limit on purchasing below investment grade securities. While this change would permit the Fund to acquire securities rated B and below, the Fund’s adviser has no current intention of doing so.
As currently, the Fund will apply the ratings criteria at the time of purchase and the Fund will not be required to dispose of securities if, after purchase, they are downgraded, although the adviser may take this into account in determining whether to retain the security. As a result, more than 20% of the Fund’s holdings at any time may be rated below investment grade or in equivalent securities.
Risks of Investing in Securities Rated Below Ba3/BB-
The Fund currently can purchase below-investment grade securities with ratings of at least Ba3 by Moody’s and BB- by S&P and Fitch; such ratings generally indicate an issuer that is less vulnerable to non-payment of its obligations than other speculative issuers. The issuer, however, faces major ongoing uncertainty or exposure to adverse business, financial or economic conditions that could lead to inadequate capacity to meet its financial commitments. Under the Fund’s new investment policy with respect to the investment grade rating of securities, the Fund may invest in securities with ratings below Ba3/BB- so long as the issuer of such securities has an outstanding class of senior debt rated investment grade by any one of Moody’s, S&P or Fitch. Although a company’s senior debt rating may be investment grade, an underlying security issued by such company in which the Fund may invest may have a lower than investment grade rating. A security with a rating below Ba3/BB- generally indicates the issuer of such security has a high degree of vulnerability of not paying its financial obligations. A security rated B1 to B3 by Moody’s, or B+ to B- by S&P or Fitch, for example, indicates an issuer that is more vulnerable to not paying its obligations than a Ba3 or BB- issuer; the issuer, however, currently has the capacity to meet its financial commitments, although adverse business, financial, or economic conditions will likely impair the issuer’s capacity or willingness to meet its financial commitments. Securities rated Caa by Moody’s or CCC by S&P or Fitch indicate an issuer that is highly speculative and likely to be in, or very near default with some prospects of recovery of principal and interest., although the issuer is dependent upon favorable business, financial, and economic conditions to meet its financial commitments. Securities rated below Caa or CCC generally indicate an issuer that it highly vulnerable to not paying its obligations or that has defaulted on an obligation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flaherty & Crumrine/Claymore Total Return Fund Incorporated
Date: February 3, 2011	By:	/s/ Donald F. Crumrine
Donald F. Crumrine
Chairman of the Board and Chief Executive Officer